Exhibit 99.1

KONTOOR BRANDS REPORTS 2023 FOURTH QUARTER AND FULL YEAR RESULTS; PROVIDES 2024 OUTLOOK AND ANNOUNCES PROJECT JEANIUS GLOBAL TRANSFORMATION

Fourth Quarter 2023 Highlights
•Revenue of $670 million decreased 8 percent
•Reported gross margin was 41.7 percent. Adjusted gross margin was 42.2 percent, including an unanticipated 90 basis point impact from an out-of-period duty charge. Excluding the duty expense, adjusted gross margin increased 230 basis points to 43.1 percent
•Reported EPS of $1.21 compared to $0.91 in the prior year. Adjusted EPS of $1.28, including an unanticipated $0.07 charge from duty expense related to prior periods. Excluding the duty charge, adjusted EPS was $1.35 and increased 54 percent
•Inventory of $500 million decreased 16 percent
•The Company repurchased $30 million of shares under the prior share repurchase program and the Board of Directors approved a new $300 million share repurchase authorization
•The Company’s Board of Directors declared a regular quarterly cash dividend of $0.50 per share

Full Year 2023 Highlights
•Revenue of $2.61 billion decreased 1 percent
•Reported gross margin was 41.7 percent. Adjusted gross margin was 41.9 percent, including a 60 basis point impact from the out-of-period duty charge. Excluding the duty expense, adjusted gross margin decreased 60 basis points to 42.5 percent
•Reported EPS of $4.06 compared to $4.31 in the prior year. Adjusted EPS was $4.26, including a $0.19 charge from the previously disclosed duty expense related to prior years. Excluding the duty charge, adjusted EPS was $4.45
•Cash from operations increased to $357 million
•Adjusted return on invested capital was 27 percent
•Through a combination of share repurchases and dividends, the Company returned a total of $139 million to shareholders during 2023

Full Year 2024 Financial Outlook
•Revenue in the range of $2.57 billion to $2.63 billion, reflecting a decrease of 1% to an increase of 1%
•Adjusted gross margin in the range of 44.2 percent to 44.4 percent, expanding 170 to 190 basis points compared to the prior year excluding the out-of-period duty charge
•Adjusted operating income in the range of $372 million to $382 million, reflecting an increase of 7 percent to 10 percent compared to the prior year excluding the out-of-period duty charge
•Adjusted EPS in the range of $4.65 to $4.75, reflecting an increase of 4 percent to 7 percent compared to the prior year excluding the out-of-period duty charge
•Cash from operations is expected to exceed $325 million

Project Jeanius Global Transformation
•Expected to result in $50 million to $100 million of gross profit improvement and SG&A savings on a run rate basis, with impacts starting in the fourth quarter of 2024
•Impact of Project Jeanius not currently reflected in the 2024 financial outlook

GREENSBORO, N.C. - February 28, 2024 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its fourth quarter and full year ended December 30, 2023.

“Our POS performance in the U.S. outpaced shipments in the fourth quarter and resulted in continued market share gains. However, the U.S. wholesale environment was challenging as retailers managed inventory levels tightly against uncertain consumer spending patterns, which negatively impacted our revenue,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands. “We are pleased with our execution and the progress we made further reducing inventory levels, accelerating cash generation, and driving strong gross margin expansion and returns on capital.”

Fourth Quarter 2023 Income Statement Review

Revenue was $670 million, decreasing 8 percent (9 percent decrease in constant currency) compared to the prior year. Revenue decreases were primarily driven by retailer inventory management actions in the U.S., partially offset by gains in digital wholesale, China and DTC.

U.S. revenue was $538 million, decreasing 11 percent compared to the prior year. U.S. wholesale decreased 12 percent. Growth in digital wholesale and owned brick-and-mortar was more than offset by reduced wholesale shipments as retailers tightly managed inventory levels.

International revenue was $132 million, a 4 percent increase (flat in constant currency) compared to the prior year with growth in both DTC and wholesale. International direct-to-consumer increased 8 percent (6 percent increase in constant currency). China increased 23 percent (25 percent increase in constant currency), driven by gains in DTC and wholesale. Europe decreased 3 percent (9 percent decrease in constant currency), with growth in digital and owned retail more than offset by a decline in wholesale.

Wrangler brand global revenue was $461 million, a 9 percent decrease (10 percent decrease in constant currency) compared to the prior year. Wrangler U.S. revenue decreased 10 percent, driven by reduced wholesale shipments as retailers tightly managed inventory levels partially offset by growth in DTC and digital wholesale. Wrangler U.S. own.com increased 7 percent. Wrangler international revenue decreased 2 percent (7 percent decrease in constant currency), with increases in DTC more than offset by declines in wholesale.

Lee brand global revenue was $206 million, a 6 percent decrease (7 percent decrease in constant currency) compared to the prior year. Lee U.S. revenue decreased 14 percent driven primarily by reduced shipments to the wholesale channel as retailers tightly managed inventory levels, partially offset by growth in digital wholesale. Lee international revenue increased 8 percent (4 percent increase in constant currency) driven by DTC and wholesale growth in China.

Gross margin increased 90 basis points to 41.7 percent on a reported basis and increased 140 basis points to 42.2 percent on an adjusted basis compared to the prior year. Gross margin included an unanticipated 90 basis point negative impact from duty expense related to prior periods, as well as the impact from proactive inventory management actions. Excluding the duty charge, adjusted gross margin increased 230 basis points driven by the benefits from pricing, channel mix and lower product costs.

Selling, General & Administrative (SG&A) expenses were $204 million or 30.5 percent of revenue on a reported basis in the fourth quarter. On an adjusted basis, SG&A declined 5 percent to $202 million, or 30.1 percent of revenue, compared to the prior year. Investments in DTC and technology were offset by prudent management of discretionary expenses.

Operating income was $75 million on a reported basis. On an adjusted basis, operating income was $81 million. Operating income included $6 million of duty expense related to prior periods. Excluding the duty charge, adjusted operating income was $87 million and increased 1 percent compared to adjusted operating income in the prior year. Adjusted operating margin of 12.1 percent increased 40 basis points compared to adjusted operating margin for the prior year. Excluding the duty charge, adjusted operating margin increased 120 basis points to 12.9 percent.

Earnings per share (EPS) was $1.21 on a reported basis and $1.28 on an adjusted basis compared to reported EPS of $0.91 and adjusted EPS of $0.88 in the prior year. EPS included an unanticipated $0.07 charge for duty expense related to prior periods. Excluding the duty charge, adjusted earnings per share was $1.35, increasing 54 percent compared to the prior year. EPS in the quarter was positively impacted by discrete tax items that are expected to lower the Company’s cash tax payments in future years.

Full Year 2023 Income Statement Review

Revenue was $2.61 billion, decreasing 1 percent compared to the prior year. Growth in DTC and U.S. digital wholesale was offset by retailer inventory management actions in the U.S. and softness in international markets.

U.S. revenue was $2.06 billion, decreasing 1 percent compared to the prior year. U.S. wholesale decreased 1 percent driven by retailer inventory management actions, partially offset by double-digit growth in digital wholesale. U.S. direct-to-consumer increased 6 percent driven by 7 percent growth in owned digital and 4 percent growth in owned retail.

International revenue was $547 million, a 2 percent decrease (3 percent decrease in constant currency) compared to the prior year. China decreased 7 percent (2 percent decrease in constant currency), with growth in DTC more than offset by a decline in wholesale. Europe decreased 2 percent (4 percent decrease in constant currency), with double-digit growth in owned retail and digital more than offset by a decline in wholesale.

Wrangler brand global revenue was $1.75 billion, flat compared to the prior year and supported by growth in categories such as outdoor, non-denim bottoms and female. Wrangler U.S. revenue was flat with growth in DTC and digital wholesale offset by retailer inventory management actions. Wrangler U.S. own.com increased 9 percent driven by growth in tops and Western. Wrangler international revenue increased 1 percent (1 percent decrease in constant currency).

Lee brand global revenue was $843 million, a 4 percent decrease compared to the prior year. Lee U.S. revenue decreased 4 percent due to retailer inventory management actions. Lee international revenue decreased 3 percent (4 percent decrease in constant currency).

Gross margin decreased 140 basis points to 41.7 percent on a reported basis and decreased 120 basis points to 41.9 percent on an adjusted basis compared to the prior year. Gross margin included a 60 basis point negative impact from the previously discussed duty expense related to prior years. Excluding the duty charge, adjusted gross margin decreased 60 basis points as benefits from pricing, channel mix and lower transitory costs such as air freight were offset by increased product costs and proactive inventory management actions.

Selling, General & Administrative (SG&A) expenses were $769 million or 29.5 percent of revenue on a reported basis. On an adjusted basis, SG&A of $760 million was approximately flat compared to adjusted SG&A in the prior year. As a percent of revenue, adjusted SG&A increased 10 basis points to 29.1 percent. Investments in DTC and technology, as well as increased distribution costs, were offset by tight control of discretionary expenses.

Operating income was $319 million on a reported basis and $334 million on an adjusted basis. Operating income included $14 million of previously discussed duty expense related to prior years. Excluding the duty charge, adjusted operating income was $348 million, or 13.3 percent of revenue compared to adjusted operating income of $372 million, or 14.1 percent in the prior year.

Earnings per share (EPS) was $4.06 on a reported basis and $4.26 on an adjusted basis compared to reported EPS of $4.31 and adjusted EPS of $4.49 in the prior year. EPS included a $0.19 charge for duty expense related to prior years. Excluding the duty charge, adjusted earnings per share was $4.45. Full year EPS was positively impacted by discrete tax items that are expected to lower the Company’s cash tax payments in future years.

Balance Sheet and Liquidity Review

The Company ended fiscal 2023 with $215 million in cash and cash equivalents, and approximately $0.8 billion in long-term debt.

Inventory at the end of fiscal 2023 was $500 million, down 16 percent compared to the prior year and in-line with expectations.

As of December 30, 2023, the Company had no outstanding borrowings under the Revolving Credit Facility and $493 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.50 per share, payable on March 18, 2024, to shareholders of record at the close of business on March 8, 2024.

Consistent with a commitment to return cash to shareholders, the Company repurchased $30 million of common stock during the fourth quarter. When combined with the strong dividend, the Company returned a total of $139 million to shareholders during 2023. The Company has $300 million remaining under its authorized share repurchase program.

Project Jeanius

The investments made over the past five years have enabled Kontoor Brands to become a standalone public company, strengthen its brands, reduce financial leverage, implement a global ERP solution and navigate an uneven operating environment. To meet the Company’s accelerated growth objectives while maintaining a strong financial profile, the Company has commenced Project Jeanius to unlock sources of capital to support increased investment in accretive growth opportunities, improve profitability and drive higher returns on capital.

Project Jeanius will simplify and transform processes, systems, and the Company’s global operating model, with particular focus on enhancing and optimizing the supply chain, reducing operating complexity and integrating the business across global shared services. The initiative will improve speed to market and agility, and leverage advanced data analytics to enhance business insights and decision making.

“This is one of the most important steps we have taken as a public company and will transform our organization from the legacy structure required at the spin to a best-in-class global multi-brand platform, while unlocking significant sources of capital. With our strong leadership team in place, we are able to take this step from a position of strength, and I am confident this will deliver the next chapter of Kontoor’s value-creation journey,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands.

Project Jeanius is a multi-year initiative and the Company expects to realize between $50 million and $100 million of gross profit improvement and SG&A savings on a run rate basis over the course of the program, a portion of which will be reinvested into strategic priorities to accelerate growth. The Company anticipates the impact from Project Jeanius to begin in the fourth quarter of 2024, with more significant benefits expected in 2025 and 2026. The Company’s 2024 outlook does not yet reflect the anticipated impact of Project Jeanius.

2024 Outlook

“Our outlook for this year reflects strong gross margin expansion and operating earnings growth, strong cash generation, best-in-class returns on capital and significant capital allocation optionality. Although we anticipate the operating environment will remain challenging over the near term, we enter 2024 from a position of strength,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands.

“And, to build on our momentum, we initiated Project Jeanius to further enhance our operating efficiency while simultaneously creating significant capacity to invest behind our brands and strategic priorities to accelerate growth. The future is bright for Kontoor Brands and we are committed to driving superior returns and value creation for all stakeholders,” added Baxter.

The Company’s 2024 outlook includes the following:

•Revenue is expected to be in the range of $2.57 billion to $2.63 billion, reflecting a decrease of 1 percent to an increase of 1 percent compared to the prior year. The Company expects growth from strategic initiatives, expanded distribution and ongoing market share gains to be offset by conservative retailer inventory management and continued challenging macroeconomic conditions.

The Company anticipates these challenges to be most pronounced in the first half of 2024, with first half revenue declining at a mid-single digit rate compared to the prior year. In the first quarter, the Company expects a revenue decline of approximately 9 percent compared to the prior year reflecting tight retailer inventory management and a conservative approach to seasonal product.

•Adjusted gross margin is expected in the range of 44.2 percent to 44.4 percent, increasing 170 to 190 basis points compared to adjusted gross margin in the prior year, excluding the out-of-period duty expense. Gross margin expansion is driven by the benefits of mix as well as lower input costs.

The Company anticipates stronger gross margin expansion in the first half of 2024, with first half gross margin expanding more than 250 basis points compared to the prior year. In the first quarter, the Company expects gross margin in the range of 44.0 percent to 44.2 percent.

•Adjusted SG&A is expected to increase at a low- to mid-single digit percentage compared to adjusted SG&A in the prior year. The Company will continue to invest in its brands and capabilities in support of long-term profitable growth, including demand creation, DTC, and international expansion, while remaining disciplined with discretionary expenses.

•Adjusted operating income is expected to be in the range of $372 million to $382 million, reflecting an increase of between 7 percent and 10 percent compared to adjusted operating income in the prior year excluding the out-of-period duty expense, including double-digit growth beginning in the second quarter.

•Adjusted EPS is expected to be in the range of $4.65 to $4.75, reflecting an increase of 9 percent to 12 percent compared to adjusted EPS in the prior year. Excluding the out-of-period duty expense in 2023, adjusted EPS is expected to increase between 4 percent and 7 percent, including an approximate 5 percentage point headwind from a higher tax rate.

The Company anticipates first half 2024 adjusted EPS to be relatively consistent with the prior year on a dollar basis. In the first quarter, the Company expects adjusted EPS of approximately $0.90.

•Capital Expenditures are expected to be approximately $40 million.

•The Company expects an effective tax rate of approximately 20 percent. Interest expense is expected to approximate $35 million. Other Expense is expected to be in the range of $12 million to $14 million. Average shares outstanding are expected to be approximately 57 million, excluding the impact of share repurchases.

•The Company expects cash flow from operations to exceed $325 million driven by the combination of accelerated earnings growth and a continued normalization of inventory.

This release refers to “adjusted” amounts from 2023 and 2022 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis. Unless otherwise noted, “reported” and “constant currency” amounts are the same. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

As previously disclosed, management identified and corrected inaccuracies in processing certain transactions with U.S. Customs and Border Protection (“U.S. Customs”) arising from the implementation of the Company’s ERP system. These inaccuracies resulted in underpayment of duties owed to U.S. Customs for the 2021 to 2023 periods. Full year 2023 results include a $14 million charge related to prior years, and fourth quarter 2023 results include a $6 million charge related to prior annual and interim periods.

Webcast Information

Kontoor Brands will host its fourth quarter and full year 2023 conference call beginning at 8:30 a.m. Eastern Time today, February 28, 2024. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2023 represent charges related to strategic actions taken by the Company to drive efficiencies in our operations, which included reducing our global workforce, streamlining and transferring select production within our internal manufacturing network and optimizing and globalizing our operating model. Adjustments during 2022 represent charges related to the globalization of the Company’s operating model and relocation of the European headquarters. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including inflation, elevated interest rates, recessionary concerns and fluctuating foreign currency exchange rates, as well as continuing global supply chain issues and geopolitical events, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; disruption and volatility in the global capital and credit markets and its impact on the Company's ability to obtain short-term or long-term financing on favorable terms; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; the impact of climate change and related legislative and regulatory responses; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases.

Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December		%	Twelve Months Ended December		%
(Dollars in thousands, except per share amounts)	2023	2022	Change	2023	2022	Change
Net revenues	$669,800	$731,608	(8)%	$2,607,472	$2,631,444	(1)%
Costs and operating expenses
Cost of goods sold	390,390	432,886	(10)%	1,519,635	1,497,076	2%
Selling, general and administrative expenses	203,969	214,089	(5)%	768,568	777,703	(1)%
Total costs and operating expenses	594,359	646,975	(8)%	2,288,203	2,274,779	1%
Operating income	75,441	84,633	(11)%	319,269	356,665	(10)%
Interest expense	(10,018)	(9,804)	2%	(40,408)	(34,919)	16%
Interest income	1,717	324	430%	3,791	1,352	180%
Other (expense) income, net	(1,611)	1,225	(232)%	(10,753)	(3,962)	171%
Income before income taxes	65,529	76,378	(14)%	271,899	319,136	(15)%
Income taxes	(3,242)	24,773	(113)%	40,905	73,643	(44)%
Net income	$68,771	$51,605	33%	$230,994	$245,493	(6)%
Earnings per common share
Basic	$1.23	$0.93		$4.13	$4.40
Diluted	$1.21	$0.91		$4.06	$4.31
Weighted average shares outstanding
Basic	55,955	55,485		55,961	55,744
Diluted	56,982	56,666		56,931	56,962
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended December 2023 and December 2022 correspond to the 13-week and 52-week fiscal periods ended December 30, 2023 and December 31, 2022, respectively. References to December 2023 and December 2022 relate to the balance sheets as of December 30, 2023 and December 31, 2022, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 2023	December 2022
ASSETS
Current assets
Cash and cash equivalents	$215,050	$59,179
Accounts receivable, net	217,673	225,858
Inventories	500,353	596,836
Prepaid expenses and other current assets	110,808	100,396
Total current assets	1,043,884	982,269
Property, plant and equipment, net	112,045	104,465
Operating lease assets	54,812	51,029
Intangible assets, net	12,497	13,361
Goodwill	209,862	209,627
Deferred income taxes	75,081	67,282
Other assets	137,258	154,228
TOTAL ASSETS	$1,645,439	$1,582,261
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$—	$7,280
Current portion of long-term debt	20,000	10,000
Accounts payable	180,220	206,262
Accrued liabilities	171,414	196,989
Operating lease liabilities, current	21,003	19,898
Total current liabilities	392,637	440,429
Operating lease liabilities, noncurrent	36,753	31,506
Deferred income taxes	5,611	6,919
Other liabilities	74,604	70,031
Long-term debt	763,921	782,619
Commitments and contingencies
Total liabilities	1,273,526	1,331,504
Total equity	371,913	250,757
TOTAL LIABILITIES AND EQUITY	$1,645,439	$1,582,261

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December
(In thousands)	2023	2022
OPERATING ACTIVITIES
Net income	$230,994	$245,493
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	38,046	37,126
Stock-based compensation	16,725	21,891
Other, including working capital changes	70,784	(220,925)
Cash provided by operating activities	356,549	83,585
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(27,366)	(18,375)
Capitalized computer software	(10,018)	(10,022)
Other	(1,754)	(1,721)
Cash used by investing activities	(39,138)	(30,118)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	288,000	163,000
Repayments under revolving credit facility	(288,000)	(163,000)
Payment of deferred financing costs	—	(298)
Repayments of term loan	(10,000)	—
Repurchases of Common Stock	(30,111)	(62,494)
Dividends paid	(108,574)	(103,661)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	284	(11,700)
Other	(7,297)	7,246
Cash used by financing activities	(155,698)	(170,907)
Effect of foreign currency rate changes on cash and cash equivalents	(5,842)	(8,703)
Net change in cash and cash equivalents	155,871	(126,143)
Cash and cash equivalents – beginning of period	59,179	185,322
Cash and cash equivalents – end of period	$215,050	$59,179

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2023	2022
Segment revenues:
Wrangler	$460,959	$509,277	(9)%	(10)%
Lee	205,836	218,628	(6)%	(7)%
Total reportable segment revenues	666,795	727,905	(8)%	(9)%
Other revenues (b)	3,005	3,703	(19)%	(19)%
Total net revenues	$669,800	$731,608	(8)%	(9)%
Segment profit:
Wrangler	$83,882	$95,124	(12)%	(12)%
Lee	20,675	19,219	8%	7%
Total reportable segment profit	$104,557	$114,343	(9)%	(9)%
Corporate and other expenses	(30,260)	(28,158)	7%	7%
Interest expense	(10,018)	(9,804)	2%	2%
Interest income	1,717	324	430%	467%
Loss related to other revenues (b)	(467)	(327)	43%	43%
Income before income taxes	$65,529	$76,378	(14)%	(14)%

	Twelve Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2023	2022
Segment revenues:
Wrangler	$1,754,130	$1,745,805	—%	—%
Lee	842,520	874,366	(4)%	(4)%
Total reportable segment revenues	2,596,650	2,620,171	(1)%	(1)%
Other revenues (b)	10,822	11,273	(4)%	(4)%
Total net revenues	$2,607,472	$2,631,444	(1)%	(1)%
Segment profit:
Wrangler	$307,521	$321,173	(4)%	(4)%
Lee	98,148	121,056	(19)%	(18)%
Total reportable segment profit	$405,669	$442,229	(8)%	(8)%
Corporate and other expenses	(96,075)	(88,932)	8%	8%
Interest expense	(40,408)	(34,919)	16%	16%
Interest income	3,791	1,352	180%	187%
Loss related to other revenues (b)	(1,078)	(594)	81%	83%
Income before income taxes	$271,899	$319,136	(15)%	(14)%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category to reconcile segment revenues and segment profit to the Company's operating results, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of Rock & Republic®, other company-owned brands and private label apparel.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended December 2023
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$460,959	$(2,141)	$458,818
Lee	205,836	(2,966)	202,870
Total reportable segment revenues	666,795	(5,107)	661,688
Other revenues	3,005	—	3,005
Total net revenues	$669,800	$(5,107)	$664,693
Segment profit:
Wrangler	$83,882	$(13)	$83,869
Lee	20,675	(107)	20,568
Total reportable segment profit	$104,557	$(120)	$104,437
Corporate and other expenses	(30,260)	(6)	(30,266)
Interest expense	(10,018)	5	(10,013)
Interest income	1,717	119	1,836
Loss related to other revenues	(467)	—	(467)
Income before income taxes	$65,529	$(2)	$65,527

	Twelve Months Ended December 2023
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,754,130	$(3,104)	$1,751,026
Lee	842,520	(1,858)	840,662
Total reportable segment revenues	2,596,650	(4,962)	2,591,688
Other revenues	10,822	1	10,823
Total net revenues	$2,607,472	$(4,961)	$2,602,511
Segment profit:
Wrangler	$307,521	$(275)	$307,246
Lee	98,148	1,506	99,654
Total reportable segment profit	$405,669	$1,231	$406,900
Corporate and other expenses	(96,075)	(38)	(96,113)
Interest expense	(40,408)	(4)	(40,412)
Interest income	3,791	86	3,877
Loss related to other revenues	(1,078)	(9)	(1,087)
Income before income taxes	$271,899	$1,266	$273,165
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended December
(In thousands, except for per share amounts)	2023	2022

Cost of goods sold - as reported under GAAP	$390,390	$432,886
Restructuring costs (a)	(3,437)	—
Adjusted cost of goods sold	$386,953	$432,886

Selling, general and administrative expenses - as reported under GAAP	$203,969	$214,089
Restructuring costs (a)	(2,097)	(869)
Adjusted selling, general and administrative expenses	$201,872	$213,220

Other (expense) income, net - as reported under GAAP	$(1,611)	$1,225
Restructuring benefits (a)	—	(2,983)
Adjusted other expense, net	$(1,611)	$(1,758)

Diluted earnings per share - as reported under GAAP	$1.21	$0.91
Restructuring costs (benefits) (a)	0.07	(0.03)
Adjusted diluted earnings per share	$1.28	$0.88

Net income - as reported under GAAP	$68,771	$51,605
Income taxes	(3,242)	24,773
Interest expense	10,018	9,804
Interest income	(1,717)	(324)
EBIT	$73,830	$85,858
Depreciation and amortization	10,641	9,299
EBITDA	$84,471	$95,157
Restructuring costs (benefits) (a)	5,534	(2,114)
Adjusted EBITDA	$90,005	$93,043
As a percentage of total net revenues	13.4%	12.7%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Year-to-Date (Non-GAAP)
(Unaudited)

	Twelve Months Ended December
(In thousands, except for per share amounts)	2023	2022

Cost of goods sold - as reported under GAAP	$1,519,635	$1,497,076
Restructuring costs (a)	(5,791)	—
Adjusted cost of goods sold	$1,513,844	$1,497,076

Selling, general and administrative expenses - as reported under GAAP	$768,568	$777,703
Restructuring costs (a)	(8,536)	(15,609)
Adjusted selling, general and administrative expenses	$760,032	$762,094

Other expense, net - as reported under GAAP	$(10,753)	$(3,962)
Restructuring benefits (a)	—	(2,983)
Adjusted other expense, net	$(10,753)	$(6,945)

Diluted earnings per share - as reported under GAAP	$4.06	$4.31
Restructuring costs (a)	0.20	0.18
Adjusted diluted earnings per share	$4.26	$4.49

Net income - as reported under GAAP	$230,994	$245,493
Income taxes	40,905	73,643
Interest expense	40,408	34,919
Interest income	(3,791)	(1,352)
EBIT	$308,516	$352,703
Depreciation and amortization	38,046	37,126
EBITDA	$346,562	$389,829
Restructuring costs (a)	14,327	12,626
Adjusted EBITDA	$360,889	$402,455
As a percentage of total net revenues	13.8%	15.3%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended December
	2023		2022
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$669,800	$669,800	$731,608	$731,608

Gross margin	$279,410	$282,847	$298,722	$298,722
As a percentage of total net revenues	41.7%	42.2%	40.8%	40.8%

Selling, general and administrative expenses	$203,969	$201,872	$214,089	$213,220
As a percentage of total net revenues	30.5%	30.1%	29.3%	29.1%

Operating income	$75,441	$80,975	$84,633	$85,502
As a percentage of total net revenues	11.3%	12.1%	11.6%	11.7%
Earnings per share - diluted	$1.21	$1.28	$0.91	$0.88

	Twelve Months Ended December
	2023		2022
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$2,607,472	$2,607,472	$2,631,444	$2,631,444

Gross margin	$1,087,837	$1,093,628	$1,134,368	$1,134,368
As a percentage of total net revenues	41.7%	41.9%	43.1%	43.1%

Selling, general and administrative expenses	$768,568	$760,032	$777,703	$762,094
As a percentage of total net revenues	29.5%	29.1%	29.6%	29.0%

Operating income	$319,269	$333,596	$356,665	$372,274
As a percentage of total net revenues	12.2%	12.8%	13.6%	14.1%
Earnings per common share - diluted	$4.06	$4.26	$4.31	$4.49
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2023
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$369,611	$103,609	$2,756	$475,976
Non-U.S. Wholesale	38,099	58,203	—	96,302
Direct-to-Consumer	53,249	44,024	249	97,522
Total	$460,959	$205,836	$3,005	$669,800

Geographic revenues
U.S.	$416,310	$118,526	$3,005	$537,841
International	44,649	87,310	—	131,959
Total	$460,959	$205,836	$3,005	$669,800

	Twelve Months Ended December 2023
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,418,102	$440,690	$10,149	$1,868,941
Non-U.S. Wholesale	181,766	246,873	10	428,649
Direct-to-Consumer	154,262	154,957	663	309,882
Total	$1,754,130	$842,520	$10,822	$2,607,472

Geographic revenues
U.S.	$1,549,051	$500,816	$10,812	$2,060,679
International	205,079	341,704	10	546,793
Total	$1,754,130	$842,520	$10,822	$2,607,472

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2022
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$420,004	$119,674	$3,478	$543,156
Non-U.S. Wholesale	39,990	53,610	—	93,600
Direct-to-Consumer	49,283	45,344	225	94,852
Total	$509,277	$218,628	$3,703	$731,608

Geographic revenues
U.S.	$463,595	$137,601	$3,703	$604,899
International	45,682	81,027	—	126,709
Total	$509,277	$218,628	$3,703	$731,608

	Twelve Months Ended December 2022
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,423,757	$460,799	$9,903	$1,894,459
Non-U.S. Wholesale	183,714	266,201	903	450,818
Direct-to-Consumer	138,334	147,366	467	286,167
Total	$1,745,805	$874,366	$11,273	$2,631,444

Geographic revenues
U.S.	$1,542,593	$521,636	$10,370	$2,074,599
International	203,212	352,730	903	556,845
Total	$1,745,805	$874,366	$11,273	$2,631,444

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended December
	2023	2022	2023 to 2022
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$416,310	$463,595	(10)%	(10)%
Lee U.S.	118,526	137,601	(14)%	(14)%
Other	3,005	3,703	(19)%	(19)%
Total U.S. revenues	$537,841	$604,899	(11)%	(11)%

Wrangler International	$44,649	$45,682	(2)%	(7)%
Lee International	87,310	81,027	8%	4%
Other	—	—	—%	—%
Total International revenues	$131,959	$126,709	4%	—%

Global Wrangler	$460,959	$509,277	(9)%	(10)%
Global Lee	205,836	218,628	(6)%	(7)%
Global Other	3,005	3,703	(19)%	(19)%
Total revenues	$669,800	$731,608	(8)%	(9)%

	Twelve Months Ended December
	2023	2022	2023 to 2022
(Dollars in thousands)	As Reported Under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$1,549,051	$1,542,593	—%	—%
Lee U.S.	500,816	521,636	(4)%	(4)%
Other	10,812	10,370	4%	4%
Total U.S. revenues	$2,060,679	$2,074,599	(1)%	(1)%

Wrangler International	$205,079	$203,212	1%	(1)%
Lee International	341,704	352,730	(3)%	(4)%
Other	10	903	(99)%	(99)%
Total International revenues	$546,793	$556,845	(2)%	(3)%

Global Wrangler	$1,754,130	$1,745,805	—%	—%
Global Lee	842,520	874,366	(4)%	(4)%
Global Other	10,822	11,273	(4)%	(4)%
Total revenues	$2,607,472	$2,631,444	(1)%	(1)%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)" for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Adjusted Return on Invested Capital (Non-GAAP)
(Unaudited)

(In thousands)	Twelve Months Ended December
Numerator	2023	2022
Net Income	$230,994	$245,493
Plus: Income taxes	40,905	73,643
Plus: Interest income (expense), net	36,617	33,567
EBIT	$308,516	$352,703
Plus: Restructuring costs (a)	14,327	12,626
Plus: Operating lease interest (b)	1,190	1,000
Adjusted EBIT	$324,033	$366,329
Adjusted effective income tax rate (c)	15%	23%
Adjusted net operating profit after taxes	$274,378	$282,240

Denominator	December 2023	December 2022	December 2021
Equity	$371,913	$250,757	$148,138
Plus: Current portion of long-term debt and other borrowings	20,000	17,280	249
Plus: Noncurrent portion of long-term debt	763,921	782,619	791,317
Plus: Operating lease liabilities (d)	57,756	51,404	57,188
Less: Cash and cash equivalents	(215,050)	(59,179)	(185,322)
Invested capital	$998,540	$1,042,881	$811,570
Average invested capital (e)	$1,020,711	$927,226

Net income to average debt and equity (f)	20.9%	24.7%
Adjusted return on invested capital	26.9%	30.4%
Non-GAAP Financial Information: Adjusted return on invested capital ("ROIC") is a non-GAAP measure. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. ROIC may be different from similarly titled measures used by other companies. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.
(b) Operating lease interest is based upon the discount rate for each lease and recorded as a component of rent expense within "Selling, general and administrative expenses" in the Company's statements of operations. The adjustment for operating lease interest represents the add-back to earnings before interest and taxes ("EBIT") based upon the assumption that properties under our operating leases were owned or accounted for as finance leases. Operating lease interest is added back to EBIT in the adjusted ROIC calculation to account for differences in capital structure between us and other companies.
(c) Effective income tax rate adjusted for restructuring costs and the corresponding tax impact. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.
(d) Total of "Operating lease liabilities, current" and "Operating lease liabilities, noncurrent" in the Company's balance sheets.
(e) The average is based on the "Invested capital" at the end of the current period and at the end of the prior year period.
(f) Calculated as "Net income" divided by average "Debt" and "Equity." "Debt" includes the current and noncurrent portion of long-term debt as well as other short-term borrowings. The average is based on the subtotal of "Debt" and "Equity" at the end of the current period and at the end of the prior year period.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended December 2023, restructuring costs included $3.3 million related to streamlining and transferring select production within our internal manufacturing network, $1.5 million related to optimizing and globalizing our operating model and $0.7 million related to reductions in our global workforce. During the twelve months ended December 2023, restructuring costs included $7.3 million related to reductions in our global workforce, $4.5 million related to streamlining and transferring select production within our internal manufacturing network and $2.5 million related to optimizing and globalizing our operating model.
During the three months ended December 2022, restructuring costs included a net benefit of $2.1 million related to the globalization of the Company's operating model and relocation of the European headquarters, including a pension curtailment gain of $2.6 million. During the twelve months ended December 2022, restructuring costs included a net charge of $12.6 million related to the globalization of the Company's operating model and relocation of the European headquarters, including a pension curtailment gain of $2.6 million.
During the three months ended December 2023 and December 2022, total restructuring costs resulted in a corresponding tax impact of $1.5 million and $(0.3) million, respectively. During the twelve months ended December 2023 and December 2022, total restructuring costs resulted in a corresponding tax impact of $3.0 million and $2.5 million, respectively.